EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into by and between USURF America, Inc., a Nevada corporation ("USURF" or "Purchaser"), and SunWest Communications, Inc., a Colorado corporation ("SunWest" or "Seller") (USURF and SunWest are collectively referred to as the "Parties," and sometimes separately referred to as a "Party"), and is effective February 5th, 2004.

                                    RECITALS

     WHEREAS, Purchaser desires to purchase substantially all of the assets of Seller used or useful in or relating to the telecommunications operations of Seller (hereafter referred to as the "Business") in accordance with this Agreement; and

     WHEREAS, Seller desires to sell such Assets to Purchaser in exchange for consideration consisting of a combination of Purchaser's common stock and the assumption of specific liabilities.

     THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   Definitions

The following terms used in this Agreement shall have the following meanings, unless otherwise expressly provided herein or unless the context requires otherwise:

     "Agreement" shall mean this Asset Purchase Agreement and all exhibits (hereby incorporated by reference) or amendments hereto.

     "AMEX" shall mean the American Stock Exchange.

     "Colorado Act" shall mean the Colorado Securities Act, as amended, from time to time, including any regulations issued thereunder by the Commissioner of Securities.

     "PUC" shall mean the Colorado Public Utilities Commission.

     "SEC" shall mean the United States Securities and Exchange Commission

     "'33 Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder, as such shall then be in effect.

     "'34 Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder, as such shall then be in effect.

                                   ARTICLE 1

                           Purchase and Sale of Assets

     1.1 Acquisition of Assets.

Subject to the terms and conditions stated in this Agreement, Seller hereby sells, and Purchaser hereby acquires, all of the assets identified on the attached Exhibit 1.1. The items sold and purchased pursuant to this Agreement are collectively referred to as the "Assets". In addition to the assets reflected on Exhibit 1.1, the Assets shall include:

          (a) all of Seller's copyrights, trademarks, trade names or other trade designations used in or for the Business, along with the associated goodwill, including the name "SunWest Communications;

          (b) contracts and agreements with other entities, including telecommunications carriers (to the extent assignable);

          (c) real estate leases, to the extent that they are assignable.

          (d) all rights in any data processing systems and equipment used in the Business, including operations manuals, computer hardware, software, databases and related documentation;

          (e) all of Seller's data and know-how of any kind relating to the Business;

          (f) all of Seller's lists of customers of the Business;

          (g) all rights of Seller in and to the use of all telephone and facsimile numbers used in or for the Business and related goodwill, including the benefit of the existing telephone listings and advertising;

          (h) all other intangible properties and assets of the Business;

          (i) all accrued, asserted or unasserted claims of Seller against third parties relating to the Business, but excluding accounts receivable that are part of the Excluded Assets (defined below);

          (j) all prepaid expenses and deposits of or for the Business; and

          (k) all books and records of any kind and form related to any of the foregoing.

     1.2 Excluded Assets.

The Assets sold and purchased pursuant to this Agreement shall not include any of the following (collectively, the "Excluded Assets"):

          (a) Tax losses carried forward from the operations of the Business by the Seller, commonly known as "net operating losses".

          (b) Any and all furniture owned by Seller and used by Brent Hawker & Company.

          (c) The AT&T phone system, formerly owned by Vanion, Inc. currently in place at Seller's office at the Offices at the Park in Colorado Springs, Colorado.

     1.3 Purchase Price.

As consideration for the Assets and for the non-competition agreement of Seller set forth in this Agreement (the "Non-competition Agreement"), Purchaser shall, at the Closing, issue to Seller 20,500,000 shares of its common stock (currently trading on the AMEX under the symbol "UAX").

The shares to be issued to Seller in this transaction shall be included in the next registration statement to be filed with the SEC. When such registration statement becomes effective, all such shares shall be freely tradable without any restrictions, provided however that such shares shall be covered by an agreement covering the sale thereof, which shall be substantially similar to the form attached hereto as Exhibit 1.3.

     1.4 Additional Consideration.

          (a) Liabilities Assumed. Subject to the exceptions and exclusions in this paragraph, Purchaser agrees that on the closing date it will assume and agree to perform and pay when due (i) all the debts due by Seller under its court-approved Bankruptcy Reorganization Plan and (ii) certain liabilities incurred in the operation of the Business on or prior to the Closing, which are itemized on Exhibit 1.4.

The assumption by Purchaser of the debts, liabilities, and obligations of Seller shall expressly exclude:

               (i) any income tax imposed on Seller because of the sale of the Assets and Business;

               (ii) those certain promissory notes dated March 17, 2000, in the total original principal amount of $10,150,000.00, made by Seller and payable to the order of CoBank, all of which have been endorsed to and are now held by Dan Potter.

          (b) That certain promissory note, dated December 15, 2003, made by Seller in favor of Purchaser (the "Seller Note") (and all other promissory notes due from Seller to Purchaser) and that certain Promissory Note, dated September 26, 2003, made by Apollo Communications, LLC in favor of Purchaser (the "Apollo Note") will be forgiven by Purchaser at the closing of this asset purchase. However, in the event this asset purchase does not close for any reason, then the aforesaid Notes will be extended to the date which is one year from the effective date of such termination.

                                    ARTICLE 2

                          Special Conditions to Closing

The closing of the transactions contemplated by this Agreement is subject to the satisfaction of the following special conditions:

     2.1 Colorado PUC Approval.

The PUC shall have approved the transfer of assets and assumption of liabilities contemplated by this Agreement.

     2.2 Due Diligence Investigation

Seller and Purchaser both shall have performed satisfactory due diligence investigations of the other party, to be completed no later than February 16, 2004.

                                    ARTICLE 3

                                     Closing

The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller at 1:00 p.m. on the third business day after the satisfaction of all conditions to closing described in Article 2 of this Agreement, or at such other time and date as shall be fixed by agreement of the Parties (the "Closing Date").

     3.1 Closing Documents.

Before the Closing, each Party shall prepare, and at the Closing, the Parties shall execute and deliver, each document required by this Agreement to be so executed and delivered.

          (a) Seller's Obligations. At the Closing, Seller shall deliver:

               (i) a Bill of Sale in the form attached hereto as Exhibit 3.1(a), dated and effective as of the Closing Date;

               (ii) acknowledgments of assignment pertaining to all interconnect and/or reseller agreements, duly executed by each provider, and in a form acceptable to Purchaser;

               (iii) a copy of the resolution adopted by the Board of Directors of Seller authorizing and approving the transaction contemplated by this Agreement; and

               (iv) all other required consents, approvals, or releases from third parties including Colorado Public Utilities Commission approval required by section 2.1, above.

          (b) Purchaser's Obligations. At the Closing, Purchaser shall deliver:

               (i) a certified copy of the resolution adopted by the Board of Directors of Purchaser authorizing and approving the transaction contemplated by this Agreement;

               (ii) an assumption of liabilities agreement in the form attached hereto as Exhibit 3.1(b)(ii);

               (iii) transfer to Seller's brokerage account (information for which shall be furnished to Purchaser by Seller at least five business days prior to Closing) of certificated securities evidencing the shares of common stock to be issued to Seller pursuant to this Agreement;

     3.2 Further Assurances.

After the Closing, the Parties shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party to consummate the transaction contemplated by this Agreement and to vest more fully in Purchaser the ownership of the Business and Assets transferred and conveyed pursuant to this Agreement, or intended to be so transferred.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser, as of the Closing Date, the following:

     4.1 Organization and Authority.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite corporate power and authority, governmental permits, consents, authorizations, registrations, licenses and memberships (collectively, "Permits") necessary to own its property, including the Assets, and to carry on the Business in the places where such properties are owned or such Business is conducted. Each of such Permits and Seller's rights with respect thereto is valid, in full force and effect, and enforceable by Seller. Seller is in compliance in all material respects with the terms of such Permits. None of such Permits have been or, to the knowledge of Seller, are threatened to be revoked, canceled, suspended or modified.

     4.2 Title to and Transfer of Assets.

On the Closing Date, Seller has sole merchantable title to the Assets and owns the Assets free and clear of any encumbrances, except for the UCC-1 liens identified in Exhibit 4.2, which liens have been previously filed against certain of the Assets.

     4.3 Approvals and Consents.

Seller will exert its best business efforts to secure approval of the assignment of all contracts included in the Assets. Seller represents that all such contracts, once their assignment has been approved by the other party thereto, will remain in full force and effect after the Closing, that Seller is not in breach of any of such contracts and that the consummation of the transaction contemplated by this Agreement will not constitute a breach or an event of default under any of such contracts.

     4.4 No Conflicting Agreements.

Neither the execution nor the performance of this Agreement or any other document executed by Seller in connection with the transaction contemplated by this Agreement will result in any breach, violation of, or conflict with, or constitute a default under any contract or agreement to which the Seller is a party, or result in the termination or acceleration or maturity of, or result in the imposition of, any lien, claim, obligation, or encumbrance upon any of the Assets.

     4.5 No Violation of Any Instrument.

Seller is not in violation of or in default under, nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Seller pursuant to, its Articles of Organization or Regulations, or any note, bond indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, judgment, order, injunction or decree to which it is a party, by which it is bound or to which any of the Assets or the Business are subject.

     4.6 Corporate Authorization.

Seller has the requisite power and authority to execute and deliver this Agreement and all other documents executed in connection therewith and to perform the obligations imposed by this Agreement and all such other documents. All action on the part of Seller and its officers, directors and members necessary for the authorization, execution and delivery of this Agreement and all other documents executed in connection therewith, and for the performance of Seller's obligations thereunder has been or will be taken prior to Closing. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Seller.

     4.7 Intellectual Property.

Exhibit 4.7 attached hereto accurately identifies all of Seller's copyrights, trademarks, service marks, trade dress, trade names, trade designations, technology, processes and technical data (collectively, "Intellectual Property"), if any, currently owned in whole or in part by Seller relating to the Business and all agreements relating to the Intellectual Property that Seller is licensed or authorized to use by other persons relating the Business. Seller owns or is licensed to use the Intellectual Property relating to the Business without infringing on or violating the rights of any other person, and no consent of any other person is required for the ownership or use thereof by Purchaser upon consummation of the transaction contemplated by this Agreement. No claim has been asserted by any person or entity to the ownership or the right to use any of the Intellectual Property or challenging or questioning the validity or effectiveness of any of the Intellectual Property.

     4.8 Taxes.

All monies required to be withheld by Seller from employees or collected from customers for income taxes, social security, Medicare and unemployment insurance taxes, sales, excise and use taxes, and all such taxes to be paid by Seller to governmental authorities have been collected or withheld and paid to the respective governmental authorities, or such obligations have been accrued, reserved, or otherwise recorded in Seller's accounting records. All federal, state, county and local income, gross receipts, excise, property, franchise, licenses, sales, use, withholding and other tax and information returns and declarations required to have been filed before the Closing Date by Seller have been duly and timely filed, and each such return correctly reflects the tax liability and all other information required to be reported therein. Seller has paid in full all taxes, penalties, interest and related charges and fees to the extent such payments were or are required before and as of the Closing Date. Seller does not have any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees, whether or not assessed. No waivers or extensions of statutes of limitation or deadlines for assessments or collection of taxes are in effect. There are no pending or threatened claims, assessments, proposals to assess deficiencies or audits with respect to any taxes owed or allegedly owed by Seller, nor, to the knowledge of Seller, is there any basis for any such action. The tax returns and reports of Seller have never been audited by the Internal Revenue Service or any other taxing authority.

     4.9 Litigation and Government Claims.

There is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Seller, threatened against or affecting Seller or to which the Business or the Assets are subject. To the best of Seller's knowledge, there are no such proceedings threatened or contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against Seller regarding the Business or the Assets.

     4.10 Financial Information.

In contemplation of this transaction, Seller has given Purchaser access to the unaudited financial information with respect to the Business (the "Financial Statements"). Seller is in the process of having its Financial Statements audited, and Purchaser will have full access to such audit report.

     4.11 Insurance Notices.

Seller has not received notice from any insurer of the intention (whether or not subject to conditions) of such insurer to discontinue any insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller.

     4.12 Compliance with Laws.

As conducted by Seller, the Business is in compliance with all applicable laws and regulations. Seller is not a party to or subject to any judgment, order or decree entered in any suit or proceeding brought by any governmental authority or regulatory agency or any other person or entity enjoining or restricting Seller with respect to any business practice, the acquisition of any property, the use of any of the Assets, or the conduct of the Business.

     4.13 Employee Benefit Plans.

Except for a 401(k) plan, Seller does not have or maintain any pension, profit-sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus, or other incentive plan (except for sales commission plans currently in effect), severance plan (except for those currently in effect with Bart Atkinson and Alan Johnson), or other similar plan, agreement, policy or understanding, including any "employee benefit plan" within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), under which Seller or any other corporation or trade or business under common control with Seller (an "ERISA Affiliate") as determined under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, has any current or future obligation or liability or under which any present or former employee of Seller or an ERISA Affiliate has any current or future right to benefits. Full payment has been made of all amounts that Seller is required to pay under the terms of all employee benefit plans as contributions to such plans, and no accumulated funding deficiencies, whether or not waived, exist with respect to such plans. No other condition exists that would justify the attachment of any liens on, or any other recourse to, the Assets or the Business as a result of the funding or administration of any employee benefit plan of Seller.

     4.14 Labor Relations.

Seller has no employees. Those individuals performing services for Seller are employees of The Personnel Department, and perform services for Seller pursuant to a contract between Seller and The Personnel Department.

     4.15 Relationships with Affiliates and Others.

Except as set forth on Exhibit 4.15, no member, manager, director or officer of Seller, or any person who is related to such member, manager, director or officer by blood or marriage, serves as a director, officer, shareholder, partner, member or equity owner of any customer, vendor, supplier or service provider of the Business.

     4.16 Significant Customers.

Set forth on Exhibit 4.16 is an accurate and complete list of each significant customer of the Business, if any, from which ten percent (10%) or more of the gross revenues of the Business was derived during the past twelve (12) months, together with the amount of gross revenues of the Business derived during such period from such customer. Seller has not received any notice from any such customer, or has any other knowledge, that such customer (i) has terminated or ceased, or has significantly reduced the volume or amount of, its business with Seller or has any intent to do any of the foregoing after the Closing, whether because of the Closing or otherwise, or (ii) will refuse to do business with Purchaser after the Closing on substantially the same terms and conditions as it did business with Seller before the Closing.

     4.17 Accuracy of Information Furnished.

No representation or warranty by Seller in or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not false or misleading. To the best of the knowledge of Seller, Seller has disclosed to Purchaser all facts known to it that are material to the Assets and to the operations, financial condition or prospects of the Business.

     4.18 Reliance.

Seller acknowledges that Purchaser is entering into this Agreement in reliance upon the representations and warranties made by Seller herein. All representations and warranties made by Seller in this Agreement shall survive the Closing.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the Closing Date, the following:

     5.1 Organization and Authority.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has, or with respect to its authority to operate the Business, will have by the Closing Date, all requisite corporate power and authority, governmental permits, consents, authorizations, registrations, licenses and memberships (collectively, "Permits") necessary to own its property, including the Assets to be acquired under this Agreement, and to carry on the Business. Purchaser has the corporate power and authority to execute and deliver this Agreement and all other documents executed in connection therewith and to perform the obligations imposed by this Agreement and all such other documents. All corporate action on the part of Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and all other documents executed in connection herewith, and for the performance of Purchaser's obligations hereunder has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Purchaser.

     5.2 Capitalization.

The authorized capital stock of Purchaser consists of 400,000,000 shares of common stock, having a par value of $0.0001 each, of which 103,936,786 shares (the shares) were issued and outstanding as of September 30, 2003, and 100,000,000 shares of preferred stock, having a par value of $0.0001 each, of which no shares are issued or outstanding. All the issued shares are validly issued, fully paid, and non-assessable.

     5.3 Approvals and Consents.

No authorization, consent, permit, license or approval of, or declaration, registration of filing with, any person or entity (including any governmental authority), other than the condition imposed by Section 2.1 above, or those already obtained in writing, is required as a condition to the execution, delivery or performance by Purchaser of this Agreement or any other document executed by Purchaser in connection with this Agreement or the consummation of the transaction contemplated hereby.

     5.4 No Conflicting Agreements

Neither the execution nor the performance of this Agreement or any other document executed by Purchaser in connection with the transaction contemplated by this Agreement will result in any breach, violation of, or conflict with, or constitute a default under any contract or agreement to which the Purchaser is a party, or the creation or imposition of any lien, charge, or encumbrance on any of the properties of Purchaser.

     5.5 Absence of Undisclosed Liabilities.

The Purchaser has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in Purchaser's consolidated balance sheet as of September 30, 2003, included in the financial statements, except for those that may have been incurred after the date of that consolidated balance sheet that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business, and are usual and normal in amount both individually and in aggregate.

     5.6 Tax Returns.

Within the times and in the manner prescribed by law, Purchaser has filed all federal, state, and local tax returns required by law and have paid all taxes, assessments, and penalties due and payable. The federal income tax returns of Purchaser are not in the process of being audited by the Internal Revenue Service. The provisions for taxes reflected in the Purchaser's consolidated balance sheet as of September 30, 2003, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Purchaser or any subsidiary of Purchaser.

     5.7 Absence of Changes.

Since September 30, 2003, there has not been any change in the financial condition or operations of Purchaser, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

     5.8 Litigation. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Purchaser, threatened, against or affecting Purchaser or any of its businesses, assets, or financial condition, except as set forth in the footnotes to the financial statements of the Purchaser.

     5.9 Purchaser's Bankruptcy

Purchaser is aware that Seller has recently emerged from a Chapter 11 bankruptcy. Purchaser is fully aware of the existence, and all of the requirements, of Seller's bankruptcy Plan of Reorganization.

     5.10 Reliance.

Purchaser acknowledges that Seller is entering into this Agreement in reliance upon the representations and warranties made by Purchaser herein. All representations and warranties made by Purchaser in this Agreement shall survive the Closing.

     5.11 Full Disclosure.

None of the representations and warranties made by Purchaser in this Agreement, or made in any certificate or memorandum or financial statement furnished hereunder contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

                                    ARTICLE 6

                                    Covenants

     6.1 Conduct of Business Pending Closing.

From the execution of this agreement until Closing, Seller shall use all commercially reasonable efforts to (i) conduct the Business in the ordinary course consistent with past practice, (ii) preserve intact its relationships with third parties, and (iii) keep available, to the extent reasonably necessary, the services of its current officers and key employees, subject to the terms of this Agreement.

     6.2 Access and Information.

From the date this Agreement is fully executed through the Closing, each Party shall provide to the other and its financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access, during normal business hours and without material disruption to the Business, to all of their books, documents, records, properties, plants and personnel that relate to the Assets and the Business and, during such period, shall furnish as promptly as practicable to the other Party information as the other Party reasonably may request in connection with the transaction contemplated by this Agreement. No investigation by either Party pursuant to this paragraph shall affect any representations or warranty made by either Party in this Agreement or the conditions to the obligations of the Parties to consummate the transaction contemplated by this Agreement.

     6.3 Public Announcements.

Each Party agrees to not issue any press release or respond to any press inquiry with respect to this Agreement or the transaction contemplated herein without the prior approval of the other Parties (which approval will not be unreasonably withheld), except as may be required by applicable law or any requirement of any stock exchange on which the stock of any Party is listed.

     6.4 Payment of Obligations Not Assumed.

All obligations of Seller to pay any income tax imposed on it because of the sale of the Assets and the Business shall be paid by Seller, and Purchaser shall have no responsibility therefor.

     6.5 Non-competition.

Seller acknowledges and agrees that (i) Purchaser would not have entered into this Agreement to purchase the Assets or the Business but for the following non-competition covenant of Seller (ii) this non-competition covenant is supported by good and sufficient consideration, and (iii) it possesses information concerning the Business and the Assets that would enable it to injure Purchaser and diminish the value of the investment by Purchaser in the Assets and the Business if Seller should engage in any business that is competitive with the Business purchased by Purchaser pursuant to this Agreement. Therefore, Seller hereby agrees to the following:

          (a) Without the prior written consent of Purchaser, as specifically authorized or approved by its board of directors, or except as otherwise provided in this paragraph, Seller will not directly or indirectly, engage in any business that provides the same or any similar services or products as those included in the Business or provided by Purchaser anywhere within El Paso County, State of Colorado for a period of five (5) years from the Closing Date.

          (b) For purposes of this non-competition covenant, the term "indirectly" means the performance of services by any business or entity in which Seller or any of Seller's members own or possess more than a one percent (1%) interest in profits, losses, capital, or stock ownership, or are members or partners, or for which Seller or its members act as an agent or representative, or to which Seller or its members provide consulting or advisory services.

     6.6 Provision of Purchaser Information.

Seller acknowledges it has had reasonable and adequate opportunity to review Purchaser's (i) last-filed Annual Report on Form 10-KSB, as filed with the SEC,
(ii) Quarterly Reports on Form 10-QSB, as filed with the SEC, (iii) a draft of Form SB-2 to be filed with the SEC, and (iv) Current Reports on Form 8-K, as amended and as filed with the SEC. Seller further acknowledges that Purchaser has adequately, and to the complete satisfaction of Seller, answered any and all questions of the officers of Purchaser relating to the possible delisting of Seller's stock from the AMEX.

     6.7 Filing and Effectiveness of Registration Statement on Form SB-2

The shares to be issued to Seller pursuant to this Agreement will be included in a Form SB-2 registration statement filed by USURF with the Securities and Exchange Commission within fourteen (14) days after the filing of USURF's Form 10-K for 2004. Upon effective registration, such shares shall be free of restriction and freely tradable. Seller shall diligently pursue the effectiveness of such registration including, but not limited to, promptly and completely responding to all comments by the SEC.

     6.8 Audit of Seller.

As soon as possible after the execution of this Agreement, Seller shall cause its financial statements to be audited by its certified public accounting firm in a manner required by the '33 Act and the '34 Act in order to assist Purchaser in the filing of its registration statement on form SB 2 covering all shares of common stock of Purchaser to be issued to Seller hereunder.

     6.9 Compliance with `34 Act, AMEX requirements and the Colorado Act.

At all times up to and including the Closing Date, and at all times following the Closing Date, Purchaser shall do all things required to be in full compliance with all of the requirements of the '34 Act and shall take no action that might jeopardize its compliance with the requirements of the '34 Act. At all times up to and including the Closing Date, and at all times following the Closing Date, Purchaser shall do all things required to be in full compliance with all of the requirements of AMEX in order to maintain the listing of Purchaser's stock on AMEX, and shall take no action that might jeopardize its compliance with the requirements of AMEX to maintain the listing of Purchaser's stock on AMEX, including full and timely compliance with any and all agreements Purchaser may have with AMEX. At all times up to and including the Closing Date, and at all times following the Closing Date, Purchaser shall do all things required to be in full compliance with all of the requirements of the Colorado Act and shall take no action that might jeopardize its compliance with the requirements of the Colorado Act.

     6.10 Filing of PUC Application.

Promptly after the execution of this Agreement, Seller shall apply to the PUC for approval of the transactions contemplated by this Agreement. Purchaser shall cooperate with Seller in such application to the PUC for approval of the transactions contemplated by this Agreement.

     6.11 Release of Liens.

 Simultaneously with the Closing, Seller will cause Dan Potter to release any and all liens which he may have against the Assets.


     6.12 Seller Services to Purchaser

The parties will enter into good faith contract negotiations for Seller to provide certain services to Purchaser prior to Closing, it being the parties' intention that such agreement be consummated no later than February 15, 2004.

                                   ARTICLE 7

                      INDEMNIFICATION AND CERTAIN REMEDIES

     7.1 Indemnification by Seller.

Seller shall indemnify and hold Purchaser, and each of its officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) asserted against or incurred by Purchaser, or any of its officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:

(a) any misrepresentation or breach by Seller of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Seller in connection herewith; and

(b) income taxes imposed on Seller as a result of the sale of the Assets and the Business.

     7.2 Indemnification by Purchaser.

Purchaser shall indemnify and hold Seller harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) asserted against or incurred by Seller, or any of its officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:

          (a) any misrepresentation or breach by Purchaser of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Purchaser in connection herewith;

          (b) the operation of the Business by Purchaser on and after the Closing Date, other than liabilities not assumed by Purchaser herein, or

          (c) any liabilities or obligations of Seller or the Business specifically assumed by Purchaser pursuant to this Agreement.

     7.3 Survival of Representations and Warranties.

Each representation or warranty made by any Party in this Agreement shall survive the Closing.

                                   ARTICLE 8

                        TERMINATION AND CERTAIN REMEDIES

     8.1 Termination for Failure to Secure Regulatory Approval.

This Agreement will automatically terminate if the PUC refuses to approve the transfer of the Business and Assets to Purchaser. Any such termination shall be without penalty liability to either Party unless the failure to achieve such approval is due to the breach of a covenant by either Party hereto, in which event the non-breaching Party shall have such remedies as may be provided by law.

     8.2 Termination by Mutual Consent.

This Agreement may be terminated at any time prior to the Closing by unanimous written agreement of the Parties.

     8.3 Termination by Seller.

This Agreement may be terminated by Seller, at any time prior to the Closing, in the event of a material breach by Purchaser of any representation, warranty, or covenant contained in this Agreement; provided that such breach is not curable, or if curable, is not cured within fifteen (15) business days after written notice of such breach is given by Seller to Purchaser. In such event, Seller shall have such remedies as may be provided by law.

     8.4 Termination by Purchaser.

This Agreement may be terminated by Purchaser, at any time prior to the Closing in the event of a material breach by Seller of any representation, warranty, or covenant contained in this Agreement; provided that such breach is not curable, or if curable, is not cured within fifteen (15) business days after written notice of such breach is given by Purchaser to Seller. In such event, Purchaser shall have such remedies as may be provided by law.

     8.5 Effect of Termination.

Upon termination of this Agreement for any reason, the obligations imposed by
Section 10.10 of this Agreement shall continue.

                                   ARTICLE 9

                               DISPUTE RESOLUTION

     9.1 Agreement to Use Procedure.

The Parties agree that any dispute between them relating to or arising out of this Agreement (the "Dispute"), will be resolved using only the procedures specified in this Article (the "Procedure").

     9.2 Initiation of Procedure.

A Party who desires to initiate the Procedure (the "Initiating Party") shall give written notice to the other Parties, describing, in general terms, the nature of the Dispute and the Initiating Party's proposal to resolve the Dispute. The Parties receiving such notice (the "Responding Party," whether one or more) shall have five (5) business days to respond (the "Response") to the Initiating Party's proposal. If, within ten (10) business days of the Response, the Parties have been unable to resolve the dispute, the Parties shall resolve the dispute pursuant to the following provisions.

     9.3 Mediation.

If the Parties are unable to resolve the Dispute within ten (10) business days of the Response, the Parties shall submit the dispute to non-binding mediation. The Parties shall mutually agree to the selection of a qualified, neutral mediator no later than fifteen (15) business days following the date of the Response. The Parties will use their best efforts to mediate the dispute within forty-five (45) days following the date of the Response.

     9.4 Arbitration.

If the Parties are unable to resolve the Dispute through mediation, the Dispute shall be resolved through binding arbitration in accordance with this paragraph. No later than fifteen (15) days following the date of mediation, the Parties shall submit the Dispute to the Denver, Colorado office of the American Arbitration Association ("AAA") for binding arbitration. Arbitration shall be conducted in accordance with the then-existing rules for commercial arbitration established by the AAA, to the extent that such rules do not conflict with this Agreement. Any decision or award by the arbitrator(s) shall be binding upon the Parties. Judgment upon an award may be entered in any court having jurisdiction. All arbitration fees and expenses shall be shared equally by the disputing Parties, unless the arbitrator determines that circumstances require otherwise.

     9.5 Confidentiality.

The entire arbitration process, including any stenographic, video, or audio record, shall be kept confidential. All conduct, statements, promises, offers, views, and opinions, whether oral or written, made during the course of the arbitration by a Disputing Party, its agents, employees, representatives, or other attendees and by the arbitrator shall remain confidential and shall, where appropriate, be deemed privileged. Such conduct, statements, promises, offers, views, and opinions shall not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 Expenses.

Each Party shall pay its own expenses incurred in connection with this Agreement and the other documents in connection herewith and the transactions contemplated therein.

     10.2 Reliance.

Notwithstanding the "due diligence" investigations conducted, and the opportunities to investigate and verify afforded, by each Party, each Party agrees that the other Party or Parties are entitled to rely upon the representations and warranties made by a Party in this Agreement and the other documents executed, delivered or furnished in connection therewith.

     10.3 Notice.

All notices, demands, requests and other communications that may be or are required to be given, made, or sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be deemed effective when actually delivered to the following addresses or when sent by facsimile transmission to the following facsimile telephone number:

       to Seller:                           to Purchaser:

       SunWest Communications, Inc.         USURF America, Inc.
       Attention: Bart Atkinson, President  Attention: Kenneth J. Upcraft
       6189 Lehman Drive, Suite 201         6005 Delmonico Dr., Suite 140
       Colorado Springs, CO. 80918          Colorado Springs, CO 80919

Each Party may designate by notice, pursuant to this paragraph, a new address to which any notice, demand, request or communication may thereafter be given, made or sent.

     10.4 Successors and Assigns.

This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective successors and permitted assigns. Neither this Agreement, nor the rights or obligations created by this Agreement, may be assigned or delegated in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other Party hereto. Any attempted assignment or delegation in violation of this provision shall be invalid. However, the Purchaser may assign its rights under this Agreement, without such prior consent, to any person or entity that, directly or indirectly controls, is controlled by, or is under common control with Purchaser. No employee of any Party shall be a beneficiary of any covenant or obligation under this Agreement.

     10.5 Governing Law.

This Agreement is made under, and shall be interpreted and enforced in accordance with, the laws of the State of Colorado without giving effect to those principles of conflict of laws which might otherwise require the application of the laws of another jurisdiction

     10.6 Amendment.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Party against which enforcement of the amendment, modification or supplement is sought.

     10.7 No Waiver.

No waiver of any breach of any one or more of the conditions or covenants of this Agreement by either Party hereto shall be deemed to imply or constitute a waiver of a breach of the same condition or covenant in the future, or a waiver of a breach of any other condition or covenant of this Agreement.

     10.8 No Third-Party Beneficiaries.

This Agreement is not intended to benefit, and does not benefit, any person or entity other than the parties hereto.

     10.9 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar as possible to such illegal, invalid or unenforceable provision, in a form which shall be legal, valid and enforceable.

     10.10 Confidentiality.

At all times after the Closing Date, each of the Parties will hold, and will cause its officers, representatives, attorneys, advisers and affiliates and such affiliates' respective officers, representatives, advisors, and affiliates to hold, in confidence and not disclose to other persons for any reason whatsoever any part of this Agreement or the terms or details of the transaction contemplated by this Agreement (collectively, the "information"), except to the extent (i) necessary for such Party to consummate and give full effect to the transaction contemplated hereby, (ii) such Information is otherwise available from third parties without restriction on further disclosure or is required by order of any court or by law or by any regulatory agency to which any Party is subject or in connection with any civil or administrative proceeding (each Party agreeing to give prior notice, to the extent practicable, to the other Party of any required disclosure of the Information), or (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of the other Party, any of such Party's officers, employees, representatives, attorneys, advisers or affiliates, or any of such affiliates' respective employees, officers, representatives, attorneys, advisers or affiliates.

     10.11 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.12 Entire Agreement.

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes completely all negotiations, discussions and prior agreements, oral or written, between the parties with respect to the subject matter hereof; this Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by an instrument in writing and signed by all parties hereto.

     10.13 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same Agreement.

     10.14 Joint Authorship.

This Agreement is a product of the negotiation of both parties hereto. For convenience it has been drafted by one of the parties hereto. This Agreement shall not be construed in favor of, or against, either Party hereto.

     10.15 Review by Counsel.

The parties represent and warrant to each other that they have read and understand this Agreement; all parties hereto have consulted with, and been represented by legal counsel in connection with the negotiation and execution of this Agreement.

     10.16 Incorporation of Recitals.

The recitals of this Agreement are incorporated herein as substantive parts of this Agreement, and the recitals are true and correct.


                        [Remainder of this page is blank]

IN WITNESS WHEREOF, the parties have signed this Agreement on the dates indicated below.



SunWest Communications, Inc.                 USURF America, Inc.

By: /s/                                      By: /s/
----------------------------------           -----------------------------------
Bart Atkinson                                Douglas O. McKinnon
President and C.E.O.                         President and CEO



Date:  February 5, 2004                      Date:  February 5, 2004

                                   EXHIBIT 1.1
                                     ASSETS

                                 EXHIBIT 3.1(A)
                                  BILL OF SALE

                               EXHIBIT 3.1(B)(II)
                        LIABILITIES ASSUMPTION AGREEMENT


1. ALL ACCOUNTS PAYABLE AS DETAILED ON SELLER'S BALANCE SHEET, COPY ATTACHED HERETO AND MADE AN INTEGRAL PART OF THIS EXHIBIT TO THIS AGREEMENT.

2. ALL OF SELLER'S FUTURE BANKRUPTCY PAYMENT OBLIGATIONS AS DETAILED UNDER SELLER'S REORGANIZATION PLAN, AS CONFIRMED.

3.   ALL TAXES INCURRED BY SELLER PRIOR TO CLOSING OF TITLE TO THE ASSETS.

4. ALL OBLIGATIONS AND DUTIES OWED BY SUNWEST UNDER THE TERMS OF EXECUTORY AGREEMENTS WITH THIRD PARTIES, TO THE EXTENT THAT SUCH AGREEMENTS ARE ASSIGNABLE.

5. SUNWEST'S OBLIGATIONS AND DUTIES UNDER THE TERMS OF EMPLOYMENT AGREEMENTS DATED JULY 16, 2002 WITH SUNWEST'S PRESIDENT AND C.E.O, BART ATKINSON AND SUNWEST'S GENERAL COUNSEL, ALAN R. JOHNSON.

                                   EXHIBIT 4.2
                                   UCC-1 LIENS

                                   EXHIBIT 4.7
                              INTELLECTUAL PROPERTY

                                  EXHIBIT 4.15
                  RELATED PARTIES - CUSTOMERS, VENDORS, OTHERS

                                  EXHIBIT 4.16
                              SIGNIFICANT CUSTOMERS

                                   EXHIBIT 9.1
                     HAWKER AND POTTER CONSULTING AGREEMENT

                                   EXHIBIT 9.2
                          EMPLOYEE CONSULTING AGREEMENT